Senesco Completes Acquisition of Fabrus

Bridgewater, NJ – (May 19, 2014) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTCQB: SNTI), completed its acquisition of Fabrus, Inc. (“Fabrus”), a biotechnology company focused on expanding the clinical impact of antibodies by addressing drug targets resistant to traditional antibody discovery methods.

Fabrus has been successful in generating antibodies against very difficult, therapeutically important cell surface receptors and ion channels resulting in an internal pipeline that includes next generation antibodies targeting cancer and inflammation. It also has collaborations in place with large pharma and biotech companies to discover antibodies to their targets. Dr. Vaughn V. Smider, founder of Fabrus and faculty member at The Scripps Research Institute in La Jolla, CA, will become acting CEO of Senesco.

“In addition to our lead candidate currently in Phase 1b/2a development,, whose next step could be a Phase 2 clinical study, the combined organization has complementary technology platforms with the potential to bring multiple new candidates to the IND stage over the next two years,” stated Leslie J. Browne, Ph.D., President of Senesco. "I am also pleased that Dr. Smider will be able to take over as acting CEO while I step down to manage ongoing health issues."

The business focus in the short term will be to realize the synergies of the combination by integrating our teams, advancing the SNS01-T clinical program and bringing new candidates into clinical development in the next two years.

“We believe our antibody technology platform is second to none and we have a special opportunity to dominate the new field of bovine antibodies, whose unusually long binding regions can target difficult membrane targets important in many diseases” commented Dr. Smider. “There is an excellent fit with the eIF5A platform especially with regard to optimizing the delivery of eIF5A-based nanoparticles. We look forward to updating our stockholders as we proceed with the integration and advance our therapeutic programs.”

The Board of Directors of the combined company is chaired by Dr. Harlan Waksal, founder of ImClone Systems and also includes:

•	Dr. Philip Frost, Chairman and CEO of Opko Health, Inc. and the Chairman of Teva Pharmaceuticals
•	Mr. Christopher Forbes, Vice Chair, Forbes Media, LLC
•	Mr. David Rector, Principal, David Stephen Group
•	Mr. John N. Braca; Former, Venture and Operational Investor, SR One and EuclidSR Partners
•	Dr. Vaughn V. Smider, Chief Scientific Officer and acting CEO, Senesco
•	Mr. Steven D. Rubin, Executive Vice President at OPKO Health, Inc.

The Officers of the combined company are:

•	Dr. Vaughn V. Smider, Chief Scientific Officer and acting CEO
•	Dr. Leslie J. Browne, President
•	Joel Brooks, Chief Financial Officer, Treasurer and Secretary
•	Dr. James Graziano, Chief Technology Officer
•	Dr. Miguel de los Rios, Vice President, Research
•	Professor John E. Thompson, Scientific Founder
•	Richard Dondero, Vice President, Preclinical Development

Under the terms of the agreement, Fabrus merged with a wholly-owned subsidiary of Senesco, and Senesco issued to the Fabrus shareholders an aggregate of: 6,905,201 shares of common stock, 160,202 options and 3,578,481 warrants with terms similar to the warrants issued by Senesco in December 2013 that remained outstanding at the time of the transaction.

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to kill cancer cells and protect healthy cells from premature death in disease models. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. Trial sites include Mayo Clinic and the Fred Hutchinson Cancer Research Center in Seattle. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

About Fabrus Inc.

Fabrus was the first occupant in 2007 of Pfizer Inc.’s (NYSE: PFE) science incubator in La Jolla, CA and has developed an advanced platform for therapeutic antibody discovery and development. Its discovery system allows high-throughput biologic lead identification directly on the cell surface, enabling drug discovery against difficult transmembrane targets. The company has also developed unique scaffolds for biologic therapeutics including ultralong CDR3 antibodies and the chimerasome nanocage. Prior to the transaction, Fabrus’ investors included Pfizer and Opko Health (NYSE: OPK) and advisors included Locust Walk Partners.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the Company’s ability to successfully integrate Fabrus into the Company’s business operations; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
info@senesco.com